Exhibit 99.3

ASSIGNMENT AND ASSUMPTION

Reference is hereby made to the Subscription Agreement, dated as of August 11, 2009, by and between American Dairy, Inc. and the Purchasers (as defined therein) (the “Subscription Agreement”).  Capitalized terms used herein shall have the meanings ascribed to them in the Subscription Agreement, unless defined otherwise.

Pursuant to Section 10.13 of the Subscription Agreement, Sequoia Capital Growth Fund III, L.P., Sequoia Capital Growth Partners III, L.P., and Sequoia Capital Growth III Principals Fund (the “Assignors”), which were three of the Purchasers, hereby assign their rights and delegate their duties thereunder in whole to Sequoia Capital U.S. Growth Fund IV, L.P. (the “Assignee”), an Affiliate to the Assignors.

The Assignee hereby agrees to assume and be bound by the provisions of the Subscription Agreement.

SEQUOIA CAPITAL GROWTH FUND III, L.P.

SEQUOIA CAPITAL GROWTH PARTNERS III, L.P.

SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND

By: SCGF III Management, LLC

A Delaware Limited Liability Company

General Partner of Each

By: /s/ Michael Moritz

Managing Member

August 20, 2009

SEQUOIA CAPITAL U.S. GROWTH FUND IV, L.P.

By: /s/ Michael Moritz

Managing Director

August 20, 2009

Acknowledged and Accepted by:

AMERICAN DAIRY, INC.

By: /s/ Leng You-Bin

Name: Leng You-Bin

Title:   Chairman and Chief Executive Officer

August 20, 2009